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Exhibit 5.01

July 1, 2002

Questar Corporation
180 East 100 South
Salt Lake City, Utah 84111

Ladies and Gentlemen:

        Re: Questar Corporation, Registration Statement on Form S-3

        I am acting as counsel to Questar Corporation, a Utah corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to Rule 415 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "1933 Act"), promulgated by the Securities and Exchange Commission (the "Commission") for offering securities of the Company in an aggregate principal amount of up to $400,000,000, with such securities to include shares of the Company's common stock, without par value, and associated common stock purchase rights ("Common Stock"); unsecured debt securities, including convertible debt securities ("Debt Securities"); stock purchase contracts ("Stock Purchase Contracts"), and stock purchase units ("Stock Purchase Units"), with such Common Stock, Debt Securities, Stock Purchase Contracts, and Stock Purchase Units referred to collectively as "Securities."

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

        In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, agreements, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for this opinion. These documents include: (i) the Registration Statement; (ii) the form of Indenture of the Company for Debt Securities; (iii) the form of the certificate representing shares of Common Stock; (iv) the Restated Articles of Incorporation and Bylaws of the Company, each as amended through the date of this letter; and (v) resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity of the original documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

        I am admitted to the Bar of the State of Utah, and I express no opinion as to the laws of any other jurisdiction. To the extent that the opinion set forth below relates to matters under the laws of the State of New York, I have relied on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, which is being filed as Exhibit 5.02 to the Registration Statement.

        Based upon and subject to the foregoing, I am of the opinion that:

        1.    The Company is a corporation duly organized and existing under the laws of the state of Utah.

        2.    The shares of Common Stock being registered and covered by the Registration Statement have been duly authorized, and when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the 1933 Act; and (ii) the Board of Directors, including any appropriate committee appointed by the Board of Directors, and appropriate officers of the Company have taken all necessary corporate action to approve the sale of Common Stock pursuant to the terms of an underwriting agreement or otherwise, the shares of Common Stock will be validly issued and lawfully outstanding, fully paid, and non-assessable shares of Common Stock.

        3.    With respect to any series of Debt Securities (the "Offered Debt Securities"), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments) has become effective under the 1933 Act and the Indenture has been qualified under the Trust Indenture Act of 1939; (ii) an appropriate prospectus supplement or term sheet with respect to the Offered Debt Securities has been prepared, delivered and filed in compliance with the 1933 Act and the regulations promulgated under it; (iii) if the Offered Debt Securities are to be sold pursuant to a firm commitment underwritten offering, an underwriting agreement with respect to the Offered Debt Securities has been duly authorized, executed and delivered by the Company and other parties to it; (iv) the Board of Directors, including any appropriate committee appointed by it, and the appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Debt Securities and related matters; (v) the terms of the Offered Debt Securities have been established in conformity with the Indenture; and (vi) the offered Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers of them against payment of the agreed upon consideration for them, the Offered Debt Securities, when issued and sold in accordance with the Indenture and an underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        4.    With respect to Stock Purchase Contracts and the Stock Purchase Units, when the remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, and the Stock Purchase Contracts or the Stock Purchase Units have been duly authorized, executed and delivered by the Company and duly paid for by the purchasers of them, the Stock Purchase Contracts or Stock Purchase Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        I consent to the reference made to me under the heading "Legal Matters" in the prospectus and the filing of this opinion as Exhibit 5.01 to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated under it. This opinion is expressed as of the date of this letter unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed in it or any subsequent changes in applicable law.

Very truly yours,
/s/ Connie C. Holbrook Connie C. Holbrook

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  Exhibit 5.01